ROTENBERG & CO. LLP
*Certified Public Accountants*

585.295.2400 • 585.295.2150 (fax)

1870 Winton Road South • Rochester, NY 14618 • www.rotenbergllp.com

Rotenberg & Co., LLP
Certified Public Accountants
1870 Winton Road South
Rochester, New York 14618
Phone: 585-295-2400
Fax: 585-295-2150

We consent to the use of our reports, dated July 20, 2005, on the annual financial statements of the Bryce Capital Funds which contains the reports of Bryce Capital Growth Fund and Bryce Capital Value Fund and are incorporated by reference in the Prospectus under the Securities Act of 1933. We also consent to the reference to our firm in such Prospectus.

Rotenberg & Co., LLP

Rotenberg & Company, LLP
Rochester, New York
October 27, 2005